Exhibit 99.1

P R E S S     R E L E A S E

Collexis Holdings Acquires SyynX Solutions, Expands Application Portfolio

SyynX Social Networking and Discovery Applications Promote Scientific Collaboration & Research

Columbia, S.C. and Cologne, Germany, October 26, 2007 - Collexis Holdings, Inc. (OTCBB: CLXS), a leading developer of high definition search and discovery software, announced today that it has acquired its long-time development partner, SyynX Solutions, a privately-held software company based in Cologne, Germany.

For nearly a decade, Collexis and SyynX have collaborated on both a technical and commercial level and the transaction is designed to combine the respective strengths of each company. Recently, the two organizations partnered to design the next generation in social networking, an online platform for the life sciences community. The comprehensive system of pre-populated expert profiles, coupled with the ability to analyze all associated professional connections within the network, allows scientists and researchers across multiple organizations to share data and collaborate in ways never before considered.

SyynX software applications, based on the proprietary Collexis Fingerprint technology, are already a valuable research tool employed globally by organizations such as Johns Hopkins, the Mayo Clinic, Harvard University’s Dana Farber Cancer Institute and The National Institutes of Health.

“The SyynX software component is an ideal strategic complement to our existing capabilities as the market leader in high-definition search and discovery solutions,” said Bill Kirkland, CEO of Collexis. "Our comprehensive offerings address a growing market trend, as scientists are increasingly recognizing the essential role that informatics, database and workflow solutions play in more effectively managing research programs and driving higher productivity. We believe that the acquisition of SyynX will position Collexis as a global leader in providing these solutions, and our value proposition to clients will be stronger as a result.”

SyynX has been providing innovative knowledge solutions and text mining applications to solve the unique challenges of the life science and healthcare market since 1999, including: Merck Sharp & Dohme; the World Health Organization (WHO - Alliance for Health Policy and Systems Research); BioSci project (EMBO) and Asklepios Hospital Group, the largest privately held healthcare system operating 100 hospitals in Germany and six in the United States, where SyynX has implemented a comprehensive skills and knowledge management system.

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“After working together with the Collexis team for several years, the SyynX team is more than excited about bringing the two companies together,” said Christian Herzog, MD, CEO of SyynX Solutions. “The Collexis Fingerprint core technology, combined with the applications built by SyynX, will provide a great advantage to existing customers, as well as future ones.”

“This formidable combination will enhance the world of knowledge management, text and knowledge mining solutions not limited to the life sciences market,” said Martin Schmidt, Chief Technology Officer of SyynX. “The strong potential of this corporate collaboration is perhaps most evident as we prepare to launch our unprecedented social networking and collaboration platform for the biomedical research community in early 2008. We believe that this platform will change the way research is done.”

About Collexis Holdings, Inc.

Collexis Holdings, Inc., a leading developer of High Definition Search and Discovery software since 1999, is headquartered in Columbia, South Carolina (USA) with operations in Geldermalsen, The Netherlands and, with the acquisition of SyynX, in Cologne, Germany. Collexis’ proprietary technology builds conceptual profiles of text, called Fingerprints, from documents, websites, e-mails and other digitized content and matches them with a comprehensive list of pre-defined “fingerprinted” concepts to make research results more relevant and efficient. This matching of concepts eliminates the ambiguity and lack of priority associated with word searches. The results are often described as “finding needles in many haystacks.” Through this novel approach, Collexis can build unique applications to search, index and aggregate information as well as prioritize, trend and predict data based on sources in multiple industries without the limitations of language or dialect. Shares of Collexis common stock are traded under the symbol CLXS on the OTC Bulletin Board (OTC BB). For more information, please visit www.collexis.com.

About SyynX Solutions GmbH

SyynX Solutions GmbH is a German software company focused on text mining-based applications for the areas of life science and health care. Collexis and SyynX have co-operated closely for nearly a decade on the technical and commercial level. The SyynX applications based on the Collexis Fingerprint technology are used by customers like universities, pharmaceutical and biotech companies around the world. For more information, please visit www.syynx.de.

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Some of the statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the company is unable to predict or control, that may cause the company’s actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including risks and uncertainties associated with the acquisition of SyynX, with whether the benefits of the acquisition will occur as anticipated, and with the planned launch of the company’s social networking and collaboration platform for the biomedical research community. These risks and uncertainties are in addition to other factors detailed from time to time in the company’s filings with the SEC, including the section entitled “Risk Factors” in its transition report on Form 10-KSB for the period ended June 30, 2007. The company cautions investors that any forward-looking statements made by the company are not necessarily indicative of future performance. The company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

Contact information

Denyse Dabrowski
Avalanche Strategic Communications
Tel. + 1-201-488-0049
Tel. + 1-201-916-7122 mobile
denyse@avalanchepr.com

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